PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ National Market "ABNJ"		For Immediate Release July 28, 2006

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
THIRD QUARTER 2006 EARNINGS

Bloomfield, New Jersey - July 28, 2006 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $464,000 for the quarter ended June 30, 2006. By comparison, net income for the quarters ended March 31, 2006 and June 30, 2005 were $688,000 and $325,000, respectively. Basic and diluted earnings per share for the quarter ended June 30, 2006 were $0.04 and $0.04, respectively. By comparison, for the quarter ended March 31, 2006 both basic and diluted earnings per share were $0.05. For the quarter ended June 30, 2005, both basic and diluted earnings per share were $0.02 after adjusting for the exchange of shares relating to the Company's recent second-step conversion.

On October 5, 2005, American Savings, MHC closed its second step conversion. Through this transaction, the Company replaced ASB Holding Company as the holding company of American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. Upon closing the conversion, each share of ASB Holding Company stock was exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. The earnings for the quarter ended June 30, 2005 reported by American are those of ASB Holding Company.

The Company reported a lower net interest spread and margin for the quarter ended June 30, 2006 from that reported for the prior quarter ended March 31, 2006. For those comparative periods, the Company's net interest margin shrank 3 basis points from 2.80% to 2.77% while its net interest spread shrank by 10 basis points from 1.91% to 1.81%. In large part, the compression in the Company's net interest spread and margin was attributable to increases in costs of interest bearing liabilities which outpaced its improved yields on earning assets. The continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets, which increased 20 basis points from 5.04% to 5.24%. However, these improved yields were more than offset by increases in the cost of interest bearing liabilities which increased 30 basis points from 3.13% to 3.43%. This increase in interest costs was largely attributable to increased costs of interest bearing deposits, which increased from 2.84% to 3.16%.

For the quarter ended June 30, 2006, loans receivable, net increased $12.3 million or 3.3% to $384.2 million from $372.0 million at March 31, 2006. The growth was comprised of net increases in multi-family, commercial real estate and construction loans totaling $7.3 million, coupled with net increases in commercial and business loans totaling $930,000. Together, net growth in these loan balances totaled $8.2 million comprising approximately two-thirds of the Company's net increase in loans receivable for the quarter. The remaining net growth in loans included increases in 1-4 family mortgages, including equity loans and home equity lines of credit, totaling $4.1million.

Next Page

During the June 30, 2006 quarter, the balance of the Company's investment securities decreased $9.0 million while its interest bearing cash equivalents also decreased $14.6 million. The combined decrease in these categories of approximately $23.6 million provided the funding for the net growth in loans reported for the quarter ended June 30, 2006.

Deposits decreased by $2.5 million or 0.8% to $326.7 million at June 30, 2006 from $329.2 million at March 31, 2006. This decrease was primarily attributable to net outflows of noninterest bearing deposits of approximately $2.6 million. In addition to this decrease in deposits, the Company reported a decrease of $4.7 million in borrowings due largely to the repayment of maturing Federal Home Loan Bank advances.

The Company's net interest spread of 1.81% for the current quarter was below its net interest spread of 2.24% for the same comparative period in 2005 as increases in the Company's cost of interest bearing liabilities continued to outpace the increase in the Company's yield on earning assets. This decline was attributable, in part, to the Company maintaining a comparatively higher average balance of investment securities and short term, liquid assets during the current quarter. These balances resulted from the receipt of capital proceeds from the Company's second step conversion which were initially deployed into such assets. Additionally, continued upward pressure on the cost of retail deposits resulted in increases in interest expense which outpaced the increase in interest income resulting from improved yields on loans. The cost of interest bearing deposits increased 90 basis points from 2.26% for the quarter ended June 30, 2005 to 3.16% for the quarter ended June 30, 2006. For the same comparative periods, yield on loans increased 18 basis points from 5.34% to 5.52%.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression have been offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 19 basis points from 2.58% for the quarter ended June 30, 2005 to 2.77% for the quarter ended June 30, 2006.

Overall balance sheet growth and improvements in net interest margin contributed significantly to a $655,000 or 23.9% improvement in net interest income from $2.7 million for the quarter ended June 30, 2005 to $3.4 million for the quarter ended June 30, 2006. This improvement was offset, in part, by comparatively higher provisions for loan losses. For those same comparative periods, the Company's net loan loss provision increased $115,000. The Company's net loan loss provision for the quarter ended June 30, 2005 reflected the reversal of a previously recorded loss provision of $42,000. Consequently, the Company recorded a negative loss provision of $6,000 for that quarter. By comparison, the Company recorded net loan loss provision expense of $109,000 for the quarter ended June 30, 2006. After adjusting for the reversal in the earlier comparative period, the increase in loan loss provision is primarily attributable to the comparatively higher net growth in our commercial loan portfolio.

Noninterest income increased $41,000 from $264,000 for the quarter ended June 30, 2005 to $306,000 for the quarter ended June 30, 2006. This improvement was due, in part, to comparatively higher income from cash surrender value of life insurance of approximately $11,000 and the recognition as income of a $27,000 nonrefundable deposit previously held in escrow on an REO property sold in a prior period for which a potential buyer did not fulfill its purchase obligations. Additionally, the quarter ended June 30, 2005 reflected a loss on sale of an investment security of approximately $16,000 for which no equivalent loss was incurred in the current quarter. Finally, for the same comparative periods, income from deposit service fees and charges was reduced by approximately $15,000 due primarily to reduced levels of annuity sales and related fee income.

Next Page

These comparative improvements in net interest and noninterest income were partially offset by increases to noninterest expense. Noninterest expense increased $343,000 from $2.5 million for the quarter ended June 30, 2005 to $2.9 million for the quarter ended June 30, 2006. This increase was attributable, in part, to the recognition of approximately $90,000 of deposit branch acquisition costs relating to sites for which the Bank and/or Seller were unable to fulfill the conditional terms of the sales contract. Such expenses would have been capitalized into the depreciable cost of the branch had they come to fruition. Notwithstanding these challenges, the Company continues to pursue its deposit branch growth strategy. Toward that end, the Bank is currently in the process of constructing a full service branch located along Bloomfield Avenue in Verona, New Jersey and has recently received the requisite municipal approvals needed to construct a full service branch on a site in Clifton, New Jersey.

Other increases in noninterest expense for those same comparative periods included increases in advertising and marketing expenses of $39,000 attributable primarily to costs associated with enhanced corporate and lending marketing programs. Legal expenses for the quarter ended June 30, 2006 were $94,000 higher than those recorded for the same quarter in 2005. This comparative increase in legal expenses was attributable, in large part, to the Company's annual meeting held in May, 2006 and matters addressed by shareholders at that time. Additionally, professional and consulting fees increased $77,000 to $128,000 for the quarter ended June 30, 2006 from $51,000 for the same quarter in 2005. In large part, these increases were attributable to audit and consulting costs incurred by the Company relating to compliance with the Sarbanes Oxley Act of 2002 and the outsourcing of other internal audit-related services. These increases in noninterest expense were partially offset by reversals of prior expense accruals relating to management incentive plan compensation. Such accrual adjustments reflect the Company's performance for the nine months ended June 30, 2006.

The following table presents selected comparative financial data for the periods ended June 30, 2006, March 31, 2006 and September 30, 2005 and selected comparative operating data for the quarters ended June 30, 2006, March 31, 2006 and June 30, 2005:

Next Page

FINANCIAL HIGHLIGHTS (unaudited)
		At
	June 30, 2006	March 31, 2006	September 30, 2005
		(In thousands)
SELECTED FINANCIAL DATA:
Total Assets	$ 509,016	$ 516,278	$ 555,860
Cash and cash equivalents	6,253	18,905	125,773
Securities available-for-sale	84,549	92,873	62,337
Securities held-to-maturity	11,205	11,887	7,824
Construction Loans	11,206	7,909	1,098
1-4 Family mortgage loans	280,183	277,839	268,103
Multifamily (5+) mortgage loans	32,627	31,946	27,489
Nonresidential mortgage loans	37,792	34,518	31,072
Home equity lines of credit	18,047	16,286	13,455
Consumer loans	796	722	701
Commercial loans	5,593	4,663	746
Allowance for loans losses	(2,014)	(1,904)	(1,658)
Loans receivable, net	384,230	371,979	341,006
Loans held for sale	523	419	280
Federal Home Loan Bank stock	2,979	3,121	3,119
Noninterest bearing deposits	24,399	27,001	25,583
Interest bearing deposits	302,318	302,189	315,342
Deposits	326,717	329,190	340,925
Total borrowings	47,690	52,405	53,734
Total equity	128,250	128,630	39,506

		3 months ended
	June 30, 2006	March 31, 2006	June 30, 2005
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$ 6,432	$ 6,239	$ 5,223
Total interest expense	3,033	2,773	2,479
Net interest income	3,399	3,466	2,744
Provision for loan losses	109	159	(6)
Net interest income after provision for loan losses	3,290	3,307	2,750
Non interest income	306	372	265
Non interest expense	2,859	2,564	2,516
Income before income taxes	737	1,115	499
Income tax provision	273	427	174
Net income	$ 464	$ 688	$ 325
PER SHARE DATA:
Earnings per share
Basic	$ 0.04	$ 0.05	$ 0.02
Diluted	$ 0.04	$ 0.05	$ 0.02

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

END